Exhibit 99.1

Stoke Therapeutics Appoints Clare Kahn, Ph.D., to its Board of Directors

BEDFORD, Mass., April 7, 2026 – Stoke Therapeutics, Inc. (Nasdaq: STOK) is a biotechnology company dedicated to restoring protein expression by harnessing the body’s potential with RNA medicine and has a lead investigational medicine, zorevunersen, in development as a first-in-class potential disease-modifying treatment for Dravet syndrome. Today, the Company announced the appointment of Clare Kahn, Ph.D., to its Board of Directors.

“Clare brings more than three decades of industry experience, and we are very pleased to welcome her to the Board at this pivotal time for Stoke,” said Ian F. Smith, Chief Executive Officer and Director of Stoke Therapeutics. “Clare’s deep regulatory strategy and drug development expertise, particularly in rare genetic diseases, complements the strong capabilities of our leadership team and Board. Her insights will have an immediate impact as we advance our Phase 3 study of zorevunersen and work to deliver the first potential disease-modifying medicine to people with Dravet syndrome.”

Dr. Kahn has a proven track record of leadership across medicine development, registration and lifecycle management. Most recently, Dr. Kahn served as R&D Strategy Officer and Chief Regulatory and Preclinical Development Officer at X-VAX Technology Inc., and she previously held roles of increasing responsibility at Pfizer and GlaxoSmithKline. Dr. Kahn sits on the Board of Directors for Solid Biosciences and has advised numerous early stage and established companies. She holds a Ph.D. in Biochemical Pharmacology from The Royal Postgraduate Medical School, London.

“Stoke has an opportunity to fundamentally change the course of Dravet syndrome with an investigational medicine that targets the underlying cause of this devastating disease,” said Dr. Kahn. “I am thrilled to support the team as they progress this promising potential treatment that could make a profound difference in the lives of patients and their families.”

About Dravet Syndrome

Dravet syndrome is a severe developmental and epileptic encephalopathy (DEE) characterized by recurrent seizures as well as significant cognitive and behavioral impairments. Most cases of Dravet are caused by mutations in one copy of the SCN1A gene, leading to insufficient levels of NaV1.1 protein in neuronal cells in the brain. Even when treated with the best available anti-seizure medicines (ASMs), up to 57 percent of patients with Dravet syndrome do not achieve ≥50 percent reduction in seizure frequency. Complications of the disease often contribute to a poor quality of life for patients and their caregivers. Developmental and cognitive impairments often include intellectual disability, developmental delays, movement and balance issues, language and speech disturbances, growth defects, sleep abnormalities, disruptions of the autonomic nervous system and mood disorders. Compared with the general epilepsy population, people living with Dravet syndrome have a higher risk of sudden unexpected death in epilepsy, or SUDEP; up to 20 percent of children and adolescents with Dravet syndrome die before adulthood due to SUDEP, prolonged seizures, seizure-related accidents or infections1. Dravet syndrome occurs globally and is not concentrated in a particular geographic area or ethnic group. Currently, it is estimated that up to 38,000 people are living with Dravet syndrome in the U.S. (~16,000), UK, EU-4 and Japan2. There are no approved disease-modifying therapies for people living with Dravet syndrome.

About Zorevunersen

Zorevunersen is an investigational antisense oligonucleotide that is designed to treat the underlying cause of Dravet syndrome by increasing functional NaV1.1 protein production in brain cells from the unaffected (wild-type) copy of the SCN1A gene. This highly differentiated mechanism of action aims to reduce seizure frequency beyond what has been achieved with anti-seizure medicines and to improve neurodevelopment, cognition and behavior. Zorevunersen has demonstrated the potential for disease modification and has been granted orphan drug designation by the FDA and the EMA. The FDA has also granted zorevunersen rare pediatric disease designation and Breakthrough Therapy Designation for the treatment of Dravet syndrome with a confirmed mutation not associated with gain-of-function, in the SCN1A gene. Stoke has a strategic collaboration with Biogen (Nasdaq: BIIB) to develop and commercialize zorevunersen for Dravet syndrome. Under the collaboration, Stoke retains exclusive rights for zorevunersen in the United States, Canada, and Mexico; Biogen receives exclusive rest of world commercialization rights.

About Stoke Therapeutics

Stoke Therapeutics (Nasdaq: STOK), is a biotechnology company dedicated to restoring protein expression by harnessing the body’s potential with RNA medicine. Using Stoke’s proprietary TANGO (Targeted Augmentation of Nuclear Gene Output) approach, Stoke is developing antisense oligonucleotides (ASOs) to selectively restore naturally-occurring protein levels. Stoke’s first medicine in development, zorevunersen, has demonstrated the potential for disease modification in patients with Dravet syndrome and is currently being evaluated in a Phase 3 study. Stoke’s initial focus are diseases of the central nervous system and the eye that are caused by a loss of ~50% of normal protein levels (haploinsufficiency). Proof of concept has been demonstrated in other organs, tissues, and systems, supporting broad potential for Stoke’s proprietary approach. Stoke is headquartered in Bedford, Massachusetts. For more information, visit https://www.stoketherapeutics.com/.

Stoke Therapeutics Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the ability of zorevunersen to treat the underlying causes of Dravet syndrome and reduce seizures or show improvements in behavior and cognition at the indicated dosing levels or at all; the potential benefits, safety and efficacy of zorevunersen; the timing and expected progress of clinical trials, data readouts, regulatory meetings, regulatory decisions and other presentations. Statements including words such as “plan,” “anticipate”, “potential,” “will,” “continue,” “may”, “expect,” or similar words and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they prove incorrect or do not fully materialize, could cause Stoke’s results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, risks and uncertainties related to: Stokes ability to advance, obtain regulatory approval and ultimately commercialize its product candidates; that if collaborators were to breach or terminate their agreements, Stoke would not obtain the anticipated financial or other benefits; the possibility that Stoke and Biogen may not be successful in their development of zorevunersen and that, even if successful, they may be unable to successfully commercialize zorevunersen; positive results in a clinical trial may not be replicated in subsequent trials or successes in early stage clinical trials may not be predictive of results in later stage trials; Stoke’s ability to protect its intellectual property; Stoke’s ability to fund development activities and achieve development goals into 2028; and the other risks and uncertainties described under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2025, its quarterly reports on Form 10-Q, and the other documents it files with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Stoke undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

References:

1.	Symonds, J. et al. Early childhood epilepsies: epidemiology, classification, aetiology, and socio-economic determinants. Brain. 2021;144(9):2879-2891.

2.

Based on Stoke Therapeutics’ preliminary estimates, which scaled annual incidence to prevalence using country-specific live birth rates over the past 85 years and adjusted for Dravet-specific mortality. The estimate is based on incidence rates published by Wu et al., Pediatrics, 2015.

Stoke Media & Investor Contacts:

Susan Willson

Vice President, Corporate Communications

swillson@stoketherapeutics.com

415-509-8202

Doug Snow

Director, Communications & Investor Relations

IR@stoketherapeutics.com

508-642-6485